Exhibit 10.11

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of August 13, 2013 (the “Effective Date”), by and between RMG Networks Holding Corporation, a Delaware corporation (together with any successor thereto, the “Company”), and Gregory H. Sachs (the “Executive”).

The Company and Executive, intending to be legally bound, hereby agree as follows:

1.     Term. Unless otherwise terminated as provided herein, the term of employment pursuant to this Agreement will be for a period of five (5) years, commencing on the Effective Date and expiring on the fifth anniversary of the Effective Date (the “Term”); provided that Executive’s employment pursuant to this Agreement may be extended upon the mutual agreement of Executive and the Company and to the extent extended, the Term will include all such extension periods.

2.     Duties. Executive will hold the office of Executive Chairman and, while holding the office of Executive Chairman, will become and remain a member of the Company’s board of directors (the “Board”). Executive will have such strategic planning oversight duties and responsibilities as may be assigned, from time to time, by and subject to the direction and supervision of, and shall report to, the Board, and which are commensurate with his office, and such comparable duties and responsibilities to the subsidiaries of the Company as may be assigned, from time to time, by and subject to the direction and supervision of the Board. During the Term, and excluding any periods of vacation or personal leave to which Executive is entitled, Executive will render Executive’s services and time to the Company as is necessary to perform his duties hereunder. Executive may engage in other activities, in whatever capacity he chooses, as long as such activities do not violate Section 8(a) hereof. So long as they are not inconsistent with the terms of this Agreement, Executive shall comply with all policies, rules and regulations of the Company as well as all directives and instructions from the Board. The Company shall have the right to purchase in Executive’s name a “key man” life insurance policy naming the Company and any of its subsidiaries as the sole beneficiary thereunder, and Executive agrees to cooperate with the Company’s procurement of such policy, provided that any information provided to an insurance company or broker shall not be provided to the Company without the prior written authorization of Executive.

3.            Compensation. In exchange for services rendered by Executive hereunder, the Company will provide Executive with the following compensation and benefits during Executive’s employment under this Agreement:

(a)     Compensation. During the Term, the Company will pay Executive a minimum salary (the “Base Salary”) of $250,000 per annum in accordance with the general payroll practices of the Company in effect from time to time. Executive’s compensation under this Agreement will be subject to such withholding as may be required by law.

(b)     [Reserved].

(c)     Benefits. During the Term, Executive and Executive’s eligible dependents will be offered the opportunity to participate in such medical and other employee benefit plans for which they are eligible as may be established from time to time by the Board for other employees of the Company or the subsidiaries of the Company and for other executive employees of the Company or the subsidiaries of the Company, and at rates and terms that are not more expensive to Executive than those extended to other such employees. In no event shall Executive be eligible to participate in any severance plan or program of the Company or its subsidiaries, except as set forth in Section 5 of this Agreement.

(d)     Vacation. During the Term, Executive will be entitled to four (4) weeks of paid vacation per calendar year in accordance with the Company’s policy in effect from time to time. Paid vacation to which Executive is entitled in any calendar year may not be carried forward to any subsequent calendar year and no compensation shall be payable in lieu thereof. Vacation days will be taken at such times and dates at the discretion of the Executive and as will not significantly interfere with Executive’s duties and responsibilities to the Company.

(e)         Expense Reimbursement and Coverage.

(i)     During the Term the Company will reimburse Executive for all reasonable and necessary out-of-pocket business and travel expenses incurred by Executive in the performance of the duties and responsibilities hereunder, subject to written policies and procedures for expense verification and documentation that the Company or the Board may adopt from time to time.

(ii)      For security and efficiency purposes, Executive shall be entitled to use a private aircraft, including the Aircraft (as defined below) or any comparable aircraft when the Aircraft is unavailable, or a charter service selected by Executive, on a reasonable basis, subject to periodic review by the Board, for all worldwide travel that is primarily for a purpose related to Executive's duties under this Agreement ("Business Travel"). During the Term, Executive or an affiliate of Executive shall be entitled to reimbursement by the Company for (A) $4,500 per block hour for Business Travel by Executive on the Dassault Falcon 900 aircraft owned or leased by an affiliate of Executive (the "Aircraft"), or a comparable aircraft, (B) out-of-pocket costs, including, but not limited to, pilot expenses, parking and ramp fees, Federal excise tax and segment fees, (C) the reasonable cost incurred by Executive or any affiliate of Executive for any food consumed on board the Aircraft during Business Travel, and (D) the reasonable costs incurred by Executive or such affiliate for any overnight meals and lodging for the crew members of the Aircraft incurred during Business Travel; all subject to the receipt by the Company of appropriate documentation and receipts with respect to such costs and flying time. The Company will pay the reasonable cost and expenses of any charter service selected by Executive. Company shall impute income to Executive in accordance with applicable Treasury Regulations for personal use of any such aircraft, except as otherwise agreed to by the Company.

(iii)      In the event that Executive or an affiliate of Executive, as applicable, purchases or leases a private aircraft that is comparable to, and intended to permanently replace, the Aircraft, the Company shall continue the reimbursement arrangement for the Aircraft described in clause (i) above with respect to such replacement aircraft. In the event that Executive or an affiliate of Executive, as applicable, purchases or leases a private aircraft that is intended to permanently replace the Aircraft, but is not comparable to the Aircraft, the Company and Executive shall negotiate in good faith to determine the appropriate hourly reimbursement rate for actual flying time on such replacement aircraft, which rate shall consider the average of the hourly rates of the three nationally recognized private aircraft charter companies selected by the Company and Executive.

(f)     Equity Incentive Plan. The Executive shall be provided with the opportunity to participate under the Company equity incentive plan, on such terms and manner determined by the Board or committee thereof administering such plan.

(g)     Assistance. During the Term, the Company will provide and bear all costs associated with employment of an administrative assistant for Executive, including but not limited to employee benefits, recruiting fees, etc.

(h)     Office. During the Term Executive shall not be required to operate from Company offices or locations, Executive may operate from wherever he chooses, and the Company will reimburse Executive for fifty percent (50%) of the rent for office space leased by Executive, such rent currently being $9,921 per month subject to annual escalation. For purposes of this agreement, rent will include all costs associated with the office space, including direct costs associated with the rental, utility charges, etc., including build out expenses in the amount of $62,000.

4.         Termination. Notwithstanding anything to the contrary in this Agreement, Executive’s employment hereunder will terminate under any of the following conditions:

(a)     Death. Executive’s employment under this Agreement and any obligations hereunder will terminate automatically upon the date of Executive’s death.

(b)     Disability. The Company will have the right to terminate this Agreement if Executive becomes disabled. For purposes of this Agreement, “disabled” shall mean that the Executive suffers from a physical or mental impairment that prevents Executive from performing the essential functions of Executive’s position, as set forth in this Agreement, for (i) ninety (90) days or more (whether or not consecutive) in any twelve month period or (ii) a period of thirty (30) consecutive days, in each case, as determined by a physician satisfactory to both Executive and the Company (and, if they cannot agree, then one to be selected and mutually accepted by their respective doctors).

(c)          Termination for Cause. Executive’s employment hereunder may be terminated by the Company at any time for Cause. For purposes of this Agreement, “Cause” for termination means the following:

(i)     the willful and continued failure of Executive to perform substantially his duties with the Company (other than any such failure resulting from Executive's incapacity due to physical or mental illness or any such failure subsequent to Executive being delivered a Notice of Termination without Cause by the Company or delivering a Notice of Termination for Good Reason to the Company) after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive's duties and Executive has failed to cure such failure to the reasonable satisfaction of the Board; or

(ii)      the willful engaging by Executive in gross misconduct which results in substantial damage to the Company or its affiliates; or

(iii)      Executive's conviction (by a court of competent jurisdiction, not subject to further appeal) of, or pleading guilty to, a felony which results in substantial damage to the Company or its affiliates.

For purpose of this paragraph 4(c), no act or failure to act by Executive shall be considered "willful" unless done or omitted to be done by Executive in bad faith and without reasonable belief that Executive's action or omission was in the best interests of the Company or its affiliates, and “duties” shall not include financial performance of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. Cause shall not exist unless and until the Company has delivered to Executive, along with the Notice of Termination for Cause, a copy of a resolution duly adopted by three-quarters (3/4) of the entire Board (excluding Executive) at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in clauses (i) - (iii) above has occurred and specifying the particulars thereof in detail. The Board must notify Executive of any event constituting Cause within thirty (30) days following the Board's knowledge of its existence or such event shall not constitute Cause under this Agreement.

(d)       Constructive Termination. If any of the following events shall have occurred, Executive shall be deemed to have been constructively terminated:

(i)     any change in the duties or responsibilities (including reporting responsibilities) of Executive that is inconsistent in any material and adverse respect with Executive's position(s), duties, responsibilities or status with the Company (including any material and adverse diminution of such duties or responsibilities); provided, however, that Constructive Termination shall not be deemed to occur upon a change in duties or responsibilities (other than reporting responsibilities) that is solely and directly a result of the Company no longer being a publicly traded entity and does not involve any other event set forth in this paragraph (i);

(ii)      a material change in Executive's title or office with the Company;

(iii)      any failure by the Company to comply with any of the provisions of Section 3 of this Agreement;

(iv)      the Company requiring Executive to be based at any office or location; or

(v)      any purported termination by the Company of Executive's employment otherwise than as permitted by this Agreement, it being understood that any such purported termination shall not be effective for any purpose of this Agreement.

Notwithstanding the foregoing, no act or failure to act by the Company shall give rise to “Constructive Termination” if cured within thirty (30) days of written notice by the Executive to the Company received within thirty (30) days of the discovery of the occurrence of such act or failure to act. Further, Executive must terminate Executive’s employment within thirty (30) days following the expiration of the cure period for any act or failure to act that remains uncured under this Section 4(d) in order to effect a termination for Constructive Termination.

(e)     Termination After Notice. Executive’s employment hereunder may be terminated either by the Company without Cause or by the Executive, in which event Executive will be entitled to receive Executive’s Base Salary for each day following notice of such termination that Executive reports and is available for work until the termination date as provided in this Agreement. To the extent reasonably practicable, Executive will provide the Company with at least thirty (30) days’ prior written notice of Executive’s intent to terminate employment pursuant to this Section 4(e). If Executive’s employment is being terminated pursuant to any provision of Section 4(c) above, Company shall provide Executive with notice of the section and the specific reasons for such termination. Notwithstanding the foregoing, the Company may elect to provide Executive with compensation and benefits during any notice period and request or direct Executive not to perform duties for Company during such period.

5.            Payments Upon Termination.

(a)     Accrued Compensation. Upon termination of Executive’s employment hereunder (including due to expiration of the Term), the Company will be obligated to pay and Executive will be entitled to receive the Base Salary that has accrued for services performed until the date of termination and which has not yet been paid. In addition, (i) Executive will be entitled to any vested benefits to which Executive is entitled under the terms of any applicable benefit plan of the Company, and, to the extent applicable, short-term or long-term disability plan or program with respect to any disability, and in all events subject to the payment timing and other restrictions as may be set forth in such plan or program, and (ii) to the extent permitted by applicable law and the terms of the Company’s health insurance, long-term healthcare insurance and life insurance plans, Executive and Executive’s family may (but will not be required to) elect to continue to participate in the Company’s health insurance, long-term healthcare insurance and life insurance plans, including any period required pursuant to COBRA or other applicable law.

(b)     Without Cause or for Constructive Termination. Upon termination of Executive’s employment by the Company without Cause or for Constructive Termination at any time during the Term, the Company will be obligated to pay and Executive will be entitled to receive: (i) all of the amounts and benefits described in Section 5(a); and (ii) subject to Section 5(f), (A) Executive’s then Base Salary (paid in accordance with the Company’s ordinary payroll policies) during the period beginning on the date of Executive’s termination of employment and ending on the later of the date that is twelve (12) months following the date of Executive’s termination of employment or the fifth anniversary of the Effective Date; and (B) a lump sum payment equal to the lesser of two percent (2%) of the enterprise value of the Company as of the end of the calendar month preceding the date of Executive’s termination and $5,000,000, which amount shall be payable on the 15th of the month following the Executive’s date of termination of employment, (all the above payments constituting the “Severance Amount”). Further, any equity incentive awards including options, warrants and restricted stock units will become fully vested on the Executive’s date of termination of employment. Executive shall also be entitled to reimbursement of all reasonable and necessary out-of-pocket business and travel expenses incurred during the Term by Executive in the performance of the duties and responsibilities hereunder, subject to written policies and procedures for expense verification and documentation that the Company or the Board may adopt from time to time. For purposes of this Section 5(b), enterprise value of the Company shall be as determined in good faith by the Board and accepted by Executive in writing. In the event Executive does not accept such value determination, the parties shall select a national public accounting firm to make such determination. In the event the parties cannot agree on a firm, each shall select a firm and those firms will select the firm to make the determination. The parties shall accept the determination made by such firm as conclusive for purposes of this Section 5(b).

(c)     Death; Disability. Upon termination of Executive’s employment upon death pursuant to Section 4(a) or upon Executive’s becoming disabled pursuant to Section 4(b), the Company will be obligated to pay, and Executive will be entitled to receive all of the amounts and vested benefits described in Section 5(a). For purposes of this Section 5(c), Executive’s designated beneficiary will be such individual beneficiary or trust, located at such address, as Executive may designate by notice to the Company from time to time or, if Executive fails to give notice to the Company of such a beneficiary, Executive’s estate. Notwithstanding the preceding sentence, the Company will have no duty, in any circumstances, to attempt to open an estate on behalf of Executive, to determine whether any beneficiary designated by Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as Executive’s personal representative (or the trustee of a trust established by Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

(d)     Expiration of Term or Other Termination. Upon: (i) voluntary termination of employment at any time during the Term by Executive for any reason whatsoever; or (ii) termination of employment by the Company for Cause, the Company will have no further liability under or in connection with this Agreement, except to provide all of the amounts and vested benefits described in Section 5(a).

(e)     Breach Post-Termination. If (i) the Company has any obligation pursuant to Section 5(a)-(c) to make payments or provide other benefits to Executive following the last day of Executive’s employment by the Company, and the Board determines in good faith that Executive has (ii) (A) breached the terms and conditions of the Release, Section 6 or Section 7, or (B) engaged in conduct in violation of Section 8, then the Company may, upon providing thirty (30) days prior written notice of such determination (and providing the Executive the reasonable opportunity to cure such breach or violation during such thirty (30) day period), in its discretion and without limiting any other remedies that may be available to the Company, cease providing any such payments or other benefits pursuant to Section 5(b). If Executive disputes such determination by providing written notice of such dispute to the Company within thirty (30) days from the later of (i) the date of the Company determination notice, and (ii) the end of any cure period, the Company shall be required to place all payments in escrow with Wilmington Trust pending resolution of such dispute.

(f)     Release. Notwithstanding anything herein to the contrary, payments of the Severance Amount are conditioned on Executive (or, in the event of Executive’s death or disability, the estate of Executive or the authorized legal representative, if any, of Executive, respectively) executing on or before the twenty-first (21st) day following Executive’s Separation from Service (as defined below), and not revoking, a release agreement of all claims against the Company (the “Release”), in the form attached hereto as Exhibit A, and continued compliance with the provisions of Section 6, Section 7 and Section 8. If the designated period during which Executive may execute the Release and the subsequent revocation period spans two taxable years of the Executive, payment of the Severance Amount will be made in the second taxable year.

6.            Ownership of Intellectual Property. During the period of Executive’s employment or service with the Company, to the extent that Executive, alone or with others, develops, makes, conceives, contributes to or reduces to practice, or has prior to the date hereof done any of the foregoing, any intellectual property related to the duties of Executive hereunder or which results in any way from Executive using the resources of the Company or any of its affiliates, whether or not during working hours, such intellectual property is and will be the sole and exclusive property of the Company. The foregoing provision shall not apply to any intellectual property that is not related to the business of the Company or was developed for charitable or academic use and which was not developed using resources of the Company or any of its affiliates or during working hours. To the extent any such intellectual property can be protected by copyright, and is deemed in any way to fall within the definition of “work made for hire” as such term is defined in 17 U.S.C. §101, such intellectual property will be considered to have been produced under contract for the Company as a work made for hire. In any event, and regardless of whether such intellectual property is deemed to be a “work made for hire”, Executive will disclose any and all such intellectual property to the Company and does hereby assign to the Company any and all right, title and interest which Executive may have in and to such intellectual property. Upon the Company’s request at any time and at their expense, including any time after termination of Executive’s employment, to the extent Executive can reasonably do so, Executive will execute and deliver to the Company such other documents as the Company deems reasonably necessary to vest in the Company the sole ownership of and exclusive worldwide rights in and to, all of such intellectual property.

7.            Non-Disclosure of Confidential Information. Executive acknowledges and agrees that, during the Term, Executive may have access to and become familiar with various trade secrets and other confidential or proprietary information of the Company or any of its affiliates including, but not limited to, the Company’s existing and contemplated services and products, documentation, technical data, contracts, business and financial methods, practices and plans, costs and pricing, lists of the Company’s customers, prospective customers and contacts, suppliers, vendors, consultants and employees, methods of obtaining customers, suppliers, vendors, consultants and employees, financial and operational data of the Company’s present and prospective customers, suppliers, vendors, consultants and employees, and the particular business requirements of the Company’s present and prospective customers, suppliers, vendors, consultants and employees, marketing and sales literature, records, software, diagrams, source code, object code, product development, trade secrets; and the Company’s techniques of doing business, business strategies and standards (including all non-public information of the Company, collectively, the “Confidential Information”). Executive expressly agrees not to disclose any Confidential Information, directly or indirectly, nor use Confidential Information in any way, either during the Term and thereafter. Specifically, during the Term and thereafter, Executive (i) will maintain the Confidential Information in strict confidence; (ii) will not disclose any Confidential Information to any person or other entity; (iii) will not use any Confidential Information to the detriment of the Company or any of its affiliates; (iv) will not authorize or permit such use or disclosure; and (v) will comply with the policies and procedures of the Company regarding use and disclosure of Confidential Information. All files, papers, records, documents, drawings, specifications, equipment and similar items relating to the business of the Company and Confidential Information, whether prepared by Executive or otherwise coming into Executive’s possession, will at all times remain the exclusive property of the Company and such items and all copies thereof will be returned to the Company at the Company’s request or upon the expiration or termination of Executive’s employment. In connection with Executive’s termination of employment with the Company, Executive will reasonably cooperate with the Company in completing and signing a termination statement or affidavit in the form reasonably proscribed by the Company, which will contain Executive’s certification that Executive has no tangible Confidential Information in Executive’s possession.

8.             Restrictive Covenants. In the course of the employment of Executive hereunder, and because of the nature of Executive’s responsibilities, Executive will acquire valuable and confidential information and trade secrets with regard to the Company’s and its affiliates’ business operations, including, but not limited to, the Confidential Information. In addition, Executive may develop on behalf of the Company, a personal acquaintance with some of the Company’s and its affiliates’ customers and prospective customers. As a consequence, Executive will occupy a position of trust and confidence with respect to the Company’s and its affiliates’ affairs and its services. In view of the foregoing, and in consideration of the remuneration paid and to be paid to Executive under this Agreement, Executive agrees that it is reasonable and necessary for the protection of the goodwill and business of the Company and its affiliates that Executive make the restrictive covenants contained in this Agreement regarding the conduct of Executive during and after the employment relationship with the Company, and that the Company may suffer irreparable injury if Executive engages in conduct prohibited thereby. In consideration of Executive’s employment hereunder, and other good and valuable consideration, the receipt of which is hereby acknowledged, Executive agrees as follows:

(a)     Non-Competition. Subject to the next sentence of this Section 8(a), during the period commencing on the Effective Date and ending on the date that is twelve (12) months following the end of the Term (such period, which will be extended by the amount of time during which Executive is in violation of any provision of this Section 8, the “Restricted Period”), Executive will not engage in, manage, operate, finance, control or participate in the ownership, management or financing or control of, become employed by, or become affiliated or associated with, directly or indirectly, whether as an officer, director, shareholder, owner, co-owner, affiliate, partner, agent, representative, consultant, independent contractor or advisor, or otherwise render services or advice to, guarantee any obligation of, or acquire or hold (of record, beneficially or otherwise) any direct or indirect interest in a business that sells or provides products or services that are the same as the products or specialized services (provided that such “specialized services” shall not include those services which would unreasonably restrict Executive from utilizing Executive’s education and expertise in future employment, as long as such employment and specialized services are not competitive with the Company or any of its subsidiaries) sold or provided by the Company or its subsidiaries at any time while Executive is an employee or director of the Company (a “Competitor”); provided, however, that Executive may own, as a passive investment, shares of capital stock of any Competitor if (A) such shares are listed on a national securities exchange or traded on a national market system in the United States, (B) Executive, together with any of Executive’s affiliates and Executive’s immediate family members (which shall mean Executive’s wife and direct lineal descendants, but shall not include any other blood relative), owns beneficially (directly or indirectly) less than five percent (5%) of the total number of shares of such entity’s issued and outstanding capital stock, and (C) neither Executive nor any of Executive’s affiliates is otherwise associated directly or indirectly with such Competitor or any of its affiliates. During the Term, Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive or of which Executive becomes aware which relate to the Company business (“Company Opportunities”). Unless approved by the Board or the Board does not pursue a Company Opportunity within thirty (30) days of submission by Executive, Executive shall not accept or pursue, directly or indirectly, any Company Opportunities on Executive’s own behalf.

(b)        Non-Solicitation. During the Restricted Period, Executive will not either on Executive’s own behalf or on behalf of any third party (except the Company), directly or indirectly:

(i)     (A) seek to induce or otherwise cause any person or entity that is a then-current customer of the Company, or has been a customer of the Company or one of its affiliates within the then-preceding twenty-four (24) months (a “Customer”), or any prospective customer to which the Company or one of its affiliates has made a proposal at that time or has taken actions or made efforts of which Executive is aware related to making a proposal at that time (1) to cease being a customer of or to not become a customer of the Company or one of its affiliates, or (2) to divert any business of such Customer from the Company or one of its affiliates, or otherwise, to discontinue or alter in a manner adverse to the Company or one of its affiliates, such business relationship, or (B) in any manner that is in competition with the Company or one of its affiliates solicit for business, provide services to, do business with or become employed or retained by, any Customer or potential customer solicited the Company or one of its affiliates;

(ii)      hire, solicit or encourage to leave the employment or service of the Company or one of its affiliates, any officer or employee of the Company or one of its affiliates, or hire or participate (with another third party) in the process of hiring any person or entity who is then, or who within the preceding twenty-four (24) months was an employee of the Company or one of its affiliates, or provide names or other information about the Company’s or its affiliates’ employees to any person or entity under circumstances which could lead to the use of that information for purposes of recruiting or hiring, other than Loren Buck and the executive assistant of Executive who are excluded from the limitations of this Section 8(b); or

(iii)     except as an employee of a Customer as permitted herein, otherwise interfere with, disrupt, or attempt to interfere with or disrupt, the relationship between the Company or one of its affiliates and any of their respective Customers, suppliers, consultants or employees.

(c)       Non-Disparagement. During the Term and thereafter, Executive will not at any time publish or communicate to any person or entity, directly or indirectly, any Disparaging (as defined below) remarks, comments or statements concerning the Company, its parent, subsidiaries and affiliates, or any of their respective present and former members, managers, directors, officers, successors and assigns. During the Term and thereafter, Company will not at any time publish or communicate to any person or entity, directly or indirectly, any Disparaging remarks, comments or statements concerning Executive. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity, reputation, morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged. This Section 8(c) will not be applicable to (i) truthful testimony obtained through subpoena, (ii) any truthful information provided pursuant to investigation by any Governmental Authority, or (iii) any truthful information provided pursuant to any claim by the Executive or the Company under this Agreement or any of the other documents relating to the Transaction asserted in good faith.

(d)       Acknowledgment. The parties agree that the restrictions placed upon Executive are reasonable and necessary to protect the Company’s legitimate interests. Executive acknowledges that, based upon the advice of legal counsel and Executive’s own education, experience and training, (i) these provisions will not prevent Executive from earning a livelihood and supporting Executive and Executive’s family during the Restricted Period, (ii) the restrictions contained in this Agreement are reasonable and necessary for the protection of the business and goodwill of the Company, (iii) the foregoing restrictions on competition are fair and reasonable in type of prohibited activity, geographic area covered, scope and duration, (iv) the consideration provided by the Company under this Agreement is not illusory, and (v) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company. In consideration of the foregoing, and in light of Executive’s education, skills, and abilities, Executive agrees that Executive will not assert that, and it should not be considered that, any provision of this Section 8 are otherwise void, voidable or unenforceable, or should be voided or held unenforceable.

(e)       Additional Time. Executive agrees that the period during which the covenants contained in this Section 8 will be effective will be computed by excluding from such computation any time during which Executive is in violation of any provision of this Section 8.

(f)        Independent Agreement. The covenants on the part of Executive in this Agreement will be construed as an agreement independent of any other agreement and independent of any other provision of this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated upon this Agreement or otherwise, (other than the Company’s willful and intentional failure to pay the Severance Amount, if payable hereunder) will not constitute a defense to the enforcement by the Company of such covenants. Each of the covenants of this Agreement are given by Executive as part of the consideration for this Agreement and as an inducement to the Company to enter into this Agreement.

(g)       Subsequent Employment. Executive hereby covenants and agrees to, as promptly as possible following Executive’s acceptance of any subsequent employment or consulting arrangement that Executive undertakes on behalf of persons or entities other than the Company or any of its subsidiaries during the Restricted Period, notify the Company in writing of any such arrangement, provided, however, that failure to so provide such notice shall not result in any claim for damages by Company hereunder unless any subsequent employment or consulting arrangement that Executive undertakes is on behalf of a Competitor. Executive agrees that, during the Restricted Period, the Company may notify any person or entity employing or otherwise retaining the services of Executive or evidencing an intention of employing or retaining the services of Executive of the existence and provisions of this Section 8.

9.             Reformation. In furtherance and not in limitation of the foregoing, should any duration, scope or geographical restriction on business activities covered under any provision of this Agreement be found by any court of competent jurisdiction to be less than fully enforceable due to its breadth of restrictiveness or otherwise, Executive and the Company intend that such court will enforce this Agreement to the full extent the court may find permissible by construing such provisions to cover only that duration, extent or activity which may be enforceable. Executive will, at the Company’s request, join the Company in requesting that such court take such action. Executive and the Company acknowledge the uncertainty of the law in this respect and intend that this Agreement will be given the construction that renders its provisions valid and enforceable to the maximum extent permitted by law.

10.           Conflicts of Interests. During the Term, without the prior written approval of the Company, Executive will not knowingly engage in any activity which is in conflict with the Company’s interests. In furtherance of this covenant, Executive agrees during the Term that: (a) Executive will notify the Company of any conflicts of interest or excessive gifts or offers of gifts or remuneration from customers, suppliers or others doing or seeking to do business with the Company; (b) Executive will not receive remuneration from any party doing business with or competing with the Company unless the prior written consent of the Company is first obtained; and (c) Executive will promptly inform the Company of any Company Opportunities that come to Executive’s attention that relate to the existing or prospective business of the Company, and Executive will not participate in any such opportunities on behalf of any person or entity other than the Company other than as provided in Section 8(a); provided, however, that Executive may engage in non-competitive outside business activities, Executive’s charitable efforts and managing Executive’s personal investments to the extent that such investments and time do not conflict with the Company’s interests.

11.           Unique Nature of Agreement. Executive recognizes that the services to be rendered by Executive are of a special, unique, unusual, extraordinary, and intellectual character involving a high degree of skill and having a peculiar value, the loss of which will cause Company immediate and irreparable harm, which cannot be adequately compensated in damages. In the event of a breach or threatened breach by Executive of this Agreement, Executive consents that the Company may be entitled to injunctive relief, both preliminary and permanent, without bond or proof of specific damages, and Executive will not raise the defense that the Company has an adequate remedy at law. In addition, the Company may be entitled to any other legal or equitable remedies as may be available under law. The remedies provided in this Agreement will be deemed cumulative and the exercise of one will not preclude the exercise of any other remedy at law or in equity for the same event or any other event.

12.           Miscellaneous.

 (a)     Severability. The covenants, provisions and sections of this Agreement are severable, and in the event that any portion of this Agreement is held to be unlawful or unenforceable, the same will not affect any other portion of this Agreement, and the remaining terms and conditions or portions thereof will remain in full force and effect. This Agreement will be construed in such case as if such unlawful or unenforceable portion had never been contained in this Agreement, in order to effectuate the intentions of the Company and Executive in executing this Agreement.

 (b)     No Waiver. The failure of either the Company or Executive to object to any conduct or violation of any of the covenants made by the other under this Agreement will not be deemed a waiver of any rights or remedies. No waiver of any right or remedy arising under this Agreement will be valid unless set forth in an appropriate writing signed by both the Company and Executive.

 (c)     Assignment. This Agreement is binding upon the Company and Executive and their respective heirs, personal representatives, successors and assigns; provided that, the services to be rendered by Executive to the Company under this Agreement are personal in nature and, therefore, Executive may not assign or delegate Executive’s rights, duties or obligations under this Agreement, and any attempt to do so will be null and void. The Company may assign its rights under this Agreement or delegate its duties and responsibilities under this Agreement to any subsidiary of the Company or to any entity acquiring all or substantially all of the assets of the Company or to any other entity into which the Company may be liquidated, merged or consolidated. In furtherance of such right of assignment, Executive agrees to acknowledge such assignment in writing.

 (d)     Survival. Provisions of this Agreement which by their nature are intended to survive termination of Executive’s employment with the Company or expiration of this Agreement will survive any such termination or expiration of this Agreement, including Section 5, Section 6, Section 7, Section 8, Section 9, Section 11 and Section 12.

 (e)     Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of Delaware without giving effect to the choice of laws principles thereof.

 (f)     Jurisdiction; Venue. Each of the parties hereto by its execution hereof:

(i)     irrevocably submits to the jurisdiction of any state court located in Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based on this Agreement or the subject matter hereof, and agrees that any state and federal court serving Wilmington, Delaware will be deemed to be a convenient forum;

(ii)     waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding brought in any of the above-named courts, any claim that it is not subject personally to the jurisdiction of such courts, that its property is exempt or immune from attachment or execution, that any such proceeding is brought in an inconvenient forum, that the venue of such proceeding is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such court; and

(iii)     agrees that the substantially-prevailing party in any such litigation shall be awarded his, her or its reasonable counsel fees and costs.

The parties hereto hereby consent to service of process in any such proceeding in any manner permitted by the laws of Delaware, and agree that service of process by registered or certified mail, return receipt requested, at its address specified in or pursuant to this Agreement is reasonably calculated to give actual notice.

 (g)     Disputes or Controversies. Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, the preservation of the secrecy of Confidential Information may be jeopardized. Therefore, if the dispute or controversy involves significant trade secrets of the Company or its subsidiaries, then, at the Company’s reasonable request, all pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Company, Executive and their respective attorneys, experts and other agents, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

 (h)     No Oral Modifications. No alterations, amendments, changes or additions to this Agreement will be binding upon either the Company or Executive unless reduced to writing and signed by both the Company and Executive.

 (i)     Notices. All notices under this Agreement will be sent and deemed duly given when posted in the United States first-class mail, postage prepaid to the addresses set forth on the signature page of this Agreement. These addresses may be changed from time to time by written notice to the appropriate party.

 (j)     Entire Agreement. This Agreement, including the Exhibits attached hereto, constitutes the entire understanding between the Company and Executive, and supersedes as of the Effective Date all prior oral or written communications, proposals, representations, warranties, covenants, understandings or agreements between the Company and Executive, relating to the subject matter of this Agreement, including the Prior Agreements. By entering into this Agreement, Executive certifies and acknowledges that Executive has carefully read all of the provisions of this Agreement, and that Executive voluntarily and knowingly enters into said Agreement.

 (k)     NO JURY TRIAL. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH EXECUTIVE’S EMPLOYMENT WITH THE COMPANY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES’ ACCEPTANCE OF THIS AGREEMENT.

 (l)     Advice of Counsel and Construction. The parties acknowledge that all parties to this Agreement have been represented by counsel, or had the opportunity to be represented by counsel of their choice. Accordingly, the rule of construction of contract language against the drafting party is hereby waived by all parties. Additionally, neither the drafting history nor the negotiating history of this Agreement may be used or referred to in connection with the construction or interpretation of this Agreement.

 (m)     Section 409A. Each payment under this Agreement, including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treas. Reg. §1.409A-2(b), and is intended to be: (i) exempt from Section 409A of the Internal Revenue Code of 1986, as amended, the regulations and other binding guidance promulgated thereunder (“Section 409A”), including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treas. Reg. §1.409A-1(b)(9)(iii), or (ii) in compliance with Section 409A, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treas. Reg. § 1.409A-3(a) and the provisions of this Agreement will be administered, interpreted and construed accordingly. If, nonetheless, this Agreement either fails to satisfy the requirements of Section 409A or is not exempt from the application of Section 409A, then the parties hereby agree to amend or to clarify this Agreement in a timely manner so that this Agreement either satisfies the requirements of Section 409A or is exempt from the application of Section 409A, provided, however, that no such amendment or clarification shall reduce the economic benefit that Executive was to derive from this Agreement prior to such amendment or clarification.

 (n)     Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that are designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the later of: (i) the thirtieth (30th) day following Executive’s Separation from Service; or (ii) if the Executive is a “specified employee”, then no payment or benefit that is payable on account of the Executive’s “separation from service” shall be made before the date that is six months after the Executive’s “separation from service” (or, if earlier, the date of the Executive’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A.  Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule and the remaining payments shall be made as provided in this Agreement.  Unless otherwise required to comply with Section 409A, a payment or benefit shall not be deferred if:

(x) it is not made on account of the Executive’s “separation from service”,

(y) it is required to be paid no later than within 2 ½  months after the end of the taxable year of the Executive in which the payment or benefit is no longer subject to a “substantial risk of forfeiture”, as that term is defined for purposes of Section 409A, or

(z) the payment satisfies the following requirements: (A) it is being paid or provided due to the Company’s termination of the Executive’s employment without Cause or the Executive’s termination of employment pursuant to a Constructive Termination, (B) it does not exceed two times the lesser of (1) the Executive’s annualized compensation from the Company for the calendar year prior to the calendar year in which the termination of the Executive’s employment occurs, and (2) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive’s employment terminates, and (C) the payment is required under this Agreement to be paid no later than the last day of the second calendar year following the calendar year in which the Executive incurs a “separation from service”.

 For purposes of this provision, the Executive shall be considered to be a “specified employee” if, at the time of his separation from service, the Executive is a “key employee”, within the meaning of Section 416(i) of the Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock in which is publicly traded on an established securities market or otherwise.

 (o)     Taxable Reimbursements. (i) Any reimbursements by the Company to the Executive of any eligible expenses under Sections 3(e) and 3(i) hereof, that are not excludable from the Executive’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made on or before the last day of the taxable year of the Executive following the year in which the expense was incurred.

 (ii)      The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to the Executive under Section 3 hereof, during any taxable year of the Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Executive.

 (iii)      The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.

(p)     Counterparts; Electronic Signature. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Further, this Agreement may be executed by transfer of an originally signed document by facsimile, e-mail or other electronic means, any of which will be as fully binding as an original document.

(Signatures on following page.)

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS CAREFULLY READ THIS AGREEMENT, HAS CONSULTED WITH AN ATTORNEY OF EXECUTIVE’S CHOOSING TO THE EXTENT EXECUTIVE DESIRES LEGAL ADVICE REGARDING THIS AGREEMENT, AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THE AGREEMENT.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year above written.

COMPANY:

RMG Networks Holding Corporation

By:	/s/ Garry K. McGuire, Jr.
Title:	CEO

Address:

500 N. Central Expressway

Suite 175

Plano, Texas 75045

Copy to:

Greenberg Traurig, LLP

Attention: Ameer Ahmad

77 West Wacker Drive

Suite 3100

Chicago, IL 60601

Facsimile: (312) 456-8435

Email: ahmada@gtlaw.com

EXECUTIVE:

/s/ Gregory H. Sachs
Gregory H. Sachs

Address:

520 Lake Cook Road

Suite 650

Deerfield, IL 60015

Signature Page to Executive Employment Agreement

Exhibit A

Form of Waiver and Release

I am entering into this Waiver and Release pursuant to Section 5(f) of the Executive Employment Agreement dated as of ___________, 2013 (the “Employment Agreement”) between RMG Networks Holding Corporation and me, and in consideration of the payments and other benefits to be made to me pursuant to the Employment Agreement (the “Benefits”), which were offered to me in exchange for my agreement, among other things, to waive all of my claims against and release RMG Networks Holding Corporation and its current or former predecessors, successors, owners and assigns (collectively referred to as the “Company”), all of the current or former affiliates (including parents and subsidiaries) of the Company (collectively referred to as the “Affiliates”) and the Company’s and Affiliates’ current or former directors and officers, employees and agents, insurers, employee benefit plans and the fiduciaries and agents of said plans (collectively, with the Company and Affiliates, referred to as the “Covered Parties”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to (i) my employment with or separation from the Company or the Affiliates or (ii) any acts, omissions or occurrences prior to or on the Effective Date (as defined below) of this Waiver and Release[, other than those claims, demands, actions, liabilities and damages arising exclusively out of (A) my status as a stockholder of the Company, (B) the Stockholder Agreement of the Company to which I am a party or (C) any Award Agreement evidencing an award of Options to the me pursuant to the Company’s 2013 Equity Incentive Plan]1.

I understand that signing this Waiver and Release is an important legal act. I acknowledge that the Company has advised me in writing to consult an attorney before signing this Waiver and Release and has given me at least 21 days from the day I received a copy of this Waiver and Release to sign it, or I have waived such time period in accordance with applicable law.

In exchange for the payment to me of Benefits, I, among other things, (1) agree not to sue in any local, state and/or federal court regarding or relating in any way to my employment with or separation from the Company or the Affiliates, and (2) knowingly and voluntarily waive all claims and release the Covered Parties from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from the Company or the Affiliates, except: (A) my vested rights under the terms of employee benefit plans sponsored by the Company or the Affiliates; (B) with respect to such rights, claims as may arise after the Effective Date of this Waiver and Release; (C) rights to indemnity I may be otherwise be entitled to by contract or by law; and (D) moneys, compensation or other benefits already owing to me. This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Energy Reorganization Act, as amended, 42 U.S.C. §§ 5851; the Workers Adjustment and Retraining Notification Act of 1988; the Sarbanes-Oxley Act of 2002; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; claims in connection with workers’ compensation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent that no promise or agreement which is not expressed in the Employment Agreement has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company, any of the Affiliates or any other member of the Covered Parties or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is entered into with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me.

Notwithstanding the foregoing, nothing contained in this Waiver and Release is intended to prohibit or restrict me in any way from (1) bringing a lawsuit against the Company to enforce the Company’s obligations under the Employment Agreement; (2) making any disclosure of information required by law; (3) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s legal, compliance or human resources officers; (4) testifying or participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; or (5) filing any claims that are not permitted to be waived or released under applicable law (although my ability to recover damages or other relief is still waived and released to the extent permitted by law).

1   To be updated at the time of separation.

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release. I acknowledge that this Waiver and Release and the Employment Agreement set forth the entire understanding and agreement between me and the Company or any other member of the Covered Parties concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or any other member of the Covered Parties. I understand that for a period of 7 calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of the offer, provided that my written statement of revocation is received on or before that seventh day by [to be completed at the time of separation:] [Name], [Title], [Company] [Address, City, State ZIP], in which case the Waiver and Release will not become effective. In the event I revoke my acceptance of this offer, the Company shall have no obligation to provide me Benefits. I understand that failure to revoke my acceptance of the offer within 7 calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable on the eighth day after I signed this Waiver and Release (the “Effective Date”).

I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to or on the Effective Date of this Waiver and Release. By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or any other member of the Covered Parties which occur after the date of the execution of this Waiver and Release.

Employee’s Printed Name	Company Representative

Employee’s Signature	Company’s Signature Date

Employee’s Signature Date

2